PRESS RELEASE

SYMBOLLON PHARMACEUTICALS, INC.
37 Loring Drive, Framingham, MA 01702
Phone: (508) 620-7676 Fax: (508) 620-7111

FOR IMMEDIATE RELEASE

PAUL DESJOURDY NAMED CHIEF EXECUTIVE OFFICER
OF SYMBOLLON PHARMACEUTICALS

COMPANY CONTACT:      Paul C. Desjourdy, CEO/President
                     Symbollon Pharmaceuticals, Inc.
             (508) 620-7676, x202
             www.symbollon.com

FRAMINGHAM, Mass., June 10, 2005 -- Symbollon Pharmaceuticals, Inc. (OTCBB: SYMBA) announced today the appointment of Paul C. Desjourdy to the position of Chief Executive Officer. Mr. Desjourdy has previously served as President, Chief Operating Officer and Chief Financial Officer of the Company. Dr. Jack H. Kessler, founder, Chairman of the Board, Chief Executive Officer and Chief Scientific Officer, will remain Chairman and Chief Scientific Officer.

Dr. Kessler stated, “At Symbollon we are focused on the development and commercialization of products based on our technology. As we look to grow the Company’s development pipeline, we believe that Paul’s experience and leadership will be critical to the Company’s future success. This promotion reflects Paul’s contribution to Symbollon’s success and his day-to-day activities.”

Mr. Desjourdy joined Symbollon in September 1993. During his tenor with Symbollon, he has overseen the Company’s finance, accounting, investor relations, manufacturing, business development and legal needs. Prior to joining Symbollon, Mr. Desjourdy worked as a corporate and securities attorney with the firm of Choate, Hall and Stewart, and a certified public accountant with the firm of Arthur Andersen & Co.

“Symbollon has been able to overcome several challenges over the last few years,” commented Mr. Desjourdy. “In just the past twelve months, Symbollon has completed a critical acquisition, raised two rounds of financing and formed a corporate partnership covering our lead compound, IoGen™. We are now in position to run our Phase III pivotal trials for IoGen. While the clinical development of IoGen remains our primary focus, we now need to broaden our development efforts to other product opportunities. Building shareholder value will be my number one priority. I am looking forward to the challenge.”

Symbollon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary drugs based on its molecular iodine technology. Symbollon already has completed Phase I and II clinical trials evaluating IoGen as a potential treatment for moderate to severe cyclic pain and tenderness (clinical mastalgia) associated with fibrocystic breast disease (FBD). FBD is a condition that affects approximately 20 to 33 million women in the U.S., and there are approximately 7 to 13 million women suffering from clinical cyclic mastalgia. The Company believes IoGen also may be useful in treating and/or preventing endometriosis, ovarian cysts, and premenopausal breast cancer.

This news release contains statements by the Company that involve risks and uncertainties and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties associated with whether (i) future clinical trial results will support the use of IoGen for the treatment of fibrocystic breast disease, (ii) the clinical data acquired from Mimetix Inc. will be acceptable exposure data for IoGen, (iii) Symbollon will be able to obtain the resources necessary to continue as a going concern, (iv) IoGen will successfully complete the regulatory approval process, (v) competitive products will receive regulatory approval, (vi) the Company’s ability to enter into new arrangements with corporate partners and (vii) such other factors as may be disclosed from time-to-time in the Company’s reports as filed with the Securities and Exchange Commission.

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